Exhibit 99.1

Forex International Pursues Settlement

HAIFA, Israel, Nov 28, 2011 (BUSINESS WIRE) -- Forex International Trading Corp. (the "Company") (OTCBB: FXIT), is providing report regarding the status of the Company's operations. As previously announced, Mrs. Franco has been appointed by the board of directors with the goal of resolving specific problems as reported. As detailed in the June 2011 and September 2011 fillings, the Company is in continued default on senior notes. The parties holding these notes have provided an acceleration notice and have notified the Company that they intend to take possession of certain assets held by the Company that are secured by the notes.

Mrs. Franco, CEO of the Company, stated: "Since my appointment, I have been in contact with the note holders. After reviewing the purchase agreements in which the Company acquired these assets and considering prior experience of the Company's prior management with the note holders, I have commenced negotiations in which the Company not object to the note holder foreclosing on the Company's assets (without pursuing its counter claims) only in the event the Company receives a cash payment."

There is no guarantee that the Company will successfully close this global settlement and/or receive any cash payment. However, this information is being released in an effort to keep all shareholders and investors information regarding the operations of the Company.

About Forex International Trading Corp.

Headquartered in Haifa, Israel, Forex International Trading Corp. holds an ownership interest in an offshore advanced online trading platform for Forex markets to non U.S. residents.

For more information, please visit: http://www.forex-international-trading.com

Forward-Looking Statements: This press release contains forward-looking statements, including expected industry patterns and other financial and business results that involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others, whether Forex International Trading Corp. can successfully execute its operating plan; its ability to integrate acquired companies and technology; its ability to retain key employees; its ability to successfully combine product offerings and customer acceptance of combined products; general market conditions; and whether Forex International Trading Corp. can successfully develop new products and the degree to which these gain market acceptance. Actual results may differ materially from those contained in the forward-looking statements in this press release. Forex International Trading Corp. does not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

 SOURCE: Forex International Trading Corp.

CONTACT:

Forex International Trading Corp. Mrs. Franco, 888-333-8075 CEO

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